Exhibit (a)(5)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of

inSilicon Corporation

at

$4.05 Net Per Share

by

Ferrite Acquisition Corp.,

a wholly owned subsidiary of
Synopsys, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 4, 2002, UNLESS THE OFFER IS EXTENDED.

August 6, 2002

To Brokers, Dealers, Banks,
Trust Companies and other Nominees:

We have been engaged by Ferrite Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Synopsys, Inc., a Delaware corporation (“Synopsys”), to act as the information agent (the “Information Agent”) in connection with the Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of inSilicon Corporation, a Delaware corporation (“inSilicon”), at a price of $4.05 per share (the “Offer Price”), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser’s Offer to Purchase, dated August 6, 2002 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares that are registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1.  The Offer to Purchase dated August 6, 2002;

2.  The Letter of Transmittal to be used by stockholders of inSilicon to tender Shares in the Offer (facsimile copies of the Letter of Transmittal may also be used to tender Shares);

3.  A letter to stockholders of inSilicon from the President and Chief Executive Officer and the Chairman of the Board of Directors of inSilicon, accompanied by inSilicon’s Solicitation/Recommendation Statement on Schedule 14D-9;

4.  A printed form of letter that may be sent to your clients for whose account you hold Shares that are registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.  Notice of Guaranteed Delivery with respect to Shares;

6.  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 and Instructions for Form W-8BEN; and

7.  Return envelope addressed to Computershare Trust Company of New York, as the depositary for the Offer (the “Depositary”).

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Wednesday, September 4, 2002, unless the Offer is extended.

The Offer is conditioned upon, among other things, (i) there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase), that number of Shares that, together with the Shares then owned by the Purchaser and Synopsys (if any), represent a majority of all then outstanding Shares, calculated on a fully diluted basis including all Shares issued or issuable upon the redemption of the exchangeable preferred stock of inSilicon Canada Ltd. and the exercise of all then outstanding options to purchase Shares, other than options with a per share exercise price that is greater than $4.05 (which Shares are referred to as inSilicon’s “Fully Diluted Shares” herein and which condition is referred to as the “Minimum Condition” herein), and (ii) the termination or expiration of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares pursuant to the Offer. As of July 23, 2002, inSilicon’s majority stockholder, Phoenix Technologies Ltd., held an aggregate number of Shares that represented 58.4% of all then outstanding Fully Diluted Shares. Phoenix Technologies has entered into a Tender and Voting Agreement with Synopsys, dated as of July 23, 2002, pursuant to which it agreed, solely in its capacity as a stockholder of inSilicon, to tender all of its Shares to the Purchaser. Assuming that Phoenix Technologies tenders its Shares to the Purchaser in the Offer in compliance with its Tender and Voting Agreement with Synopsys, the Minimum Condition will be satisfied. In addition, all of inSilicon’s directors and executive officers have entered into Tender and Voting Agreements with Synopsys, dated as of July 23, 2002, pursuant to which they agreed, solely in their capacity as stockholders of inSilicon, to tender all of their Shares to the Purchaser.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 23, 2002 (the “Merger Agreement”), by and among Synopsys, the Purchaser and inSilicon pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into inSilicon (the “Merger”), with inSilicon surviving the Merger as a wholly owned subsidiary of Synopsys. As a result of the Merger, each outstanding Share (other than Shares owned by Synopsys, the Purchaser, inSilicon or any subsidiary of Synopsys or inSilicon, or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon.

The inSilicon board of directors has, based upon a unanimous recommendation of a special committee of the board of directors of inSilicon, (i) determined that the Merger Agreement is advisable, (ii) determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger, taken together) are at a price and on terms that are in the best interests of the holders of Shares (other than inSilicon’s majority stockholder, Phoenix Technologies, with respect to which the inSilicon board of directors has made no determination), and (iii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. Accordingly, the inSilicon board of directors recommends that the stockholders of inSilicon (other than Phoenix Technologies, as to which the inSilicon board of directors makes no recommendation) accept the Offer and tender their Shares to the Purchaser.

On the terms and subject to the conditions of the Offer, promptly after the Expiration Date of the Offer, the Purchaser will accept for payment, and pay for, all Shares validly tendered to the Purchaser and not properly withdrawn prior to the Expiration Date of the Offer. To validly tender Shares in the Offer (i) the certificate(s) representing the tendered Shares, together with the related Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees, and any other required documents, must be received by the Depositary prior to the Expiration Date of the Offer, (ii) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Offer to Purchase (a) either the related

Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message, (as defined in the Offer to Purchase), and any other required documents, must be received by the Depositary prior to the Expiration Date of the Offer, and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Offer to Purchase and a Book-Entry Confirmation (as defined in the Offer to Purchase), must be received by the Depositary prior to the Expiration Date of the Offer, or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described in the Offer to Purchase prior to the Expiration Date of the Offer.

Neither of the Purchaser or Synopsys will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares in connection with the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

Questions regarding the Offer, and requests for additional copies of the enclosed material, may be directed to the Information Agent at the address and telephone number listed on the back cover of the Offer to Purchase.

Very truly yours,

D. F. KING & CO., INC.

Nothing contained herein or in the enclosed documents shall render you or any other person the agent of the Purchaser, Synopsys, the Depositary or the Information Agent or authorize you or any other person to give any information or make any representation on behalf of any of them with respect to the Offer not contained in the Offer to Purchase or the related Letter of Transmittal for the Offer.

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